UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2012

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 3, 2012, Syniverse Holdings, Inc. (“Syniverse”) announced that it had entered into an agreement to acquire all of the shares and preferred equity certificates in WP Roaming III S.á.r l (“MACH”) exclusive of Evenex ApS and its wholly owned subsidiary Evenex AS (the “Proposed Transaction”). On November 16, 2012, Syniverse notified the European Commission (the “Commission”) of the Proposed Transaction as required by EU Regulation 139/2004 (the “EU Merger Regulation”). On December 20, 2012, the Commission announced that it had opened an in-depth investigation under the EU Merger Regulation into the Proposed Transaction based on the Commission’s initial investigation that indicated that the Proposed Transaction may raise competition concerns on various roaming technology markets, specifically, the markets for GSM Data Clearing Services, Financial Services for Roaming and NRTRDE. The Commission now has 90 working days, until May 15, 2013, to have a final decision on whether the Proposed Transaction would significantly impede effective competition in the European Economic Area (EEA). The opening of an in-depth investigation does not prejudge the outcome of the investigation.

Syniverse intends to cooperate fully with the European Commission regarding the investigation. Syniverse is unable to predict what action, if any, might be taken in the future by the Commission as a result of the matters that are the subject of this investigation or what impact, if any, this investigation may have on the Proposed Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Date: December 21, 2012

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ LAURA E. Binion
	Name:	Laura E. Binion
	Title:	Senior Vice President and General Counsel